Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
First Quarter 2011 Results

First quarter 2011 net income was $241 million, or $0.94 per diluted share, including an after-tax charge of $77 million, or $0.30 per diluted share, for a previously disclosed legal matter at Securities America

Excluding the charge, first quarter 2011 operating earnings
increased 54 percent to $347 million, or $1.35 per diluted share

Regular quarterly dividend increases 28 percent, or $0.05, to $0.23 per share

Ameriprise Financial, Inc.
First Quarter Results Summary

(in millions, except per share amounts, unaudited)	2011	2010	% Change

GAAP
Net revenues	$2,654	$2,271	17%
Net income attributable to Ameriprise Financial	$241	$214	13%
Earnings per diluted share	$0.94	$0.81	16%
Return on equity, excluding AOCI	11.3%	9.3%
Operating(1)
Net revenues	$2,616	$2,139	22%
Earnings	$270	$226	19%
Earnings per diluted share	$1.05	$0.85	24%
Return on equity, excluding AOCI	12.8%	10.9%
Operating, excluding Securities America legal expenses
Net revenues	$2,616	$2,139	22%
Earnings	$347	$226	54%
Earnings per diluted share	$1.35	$0.85	59%
Return on equity, excluding AOCI	13.6%	10.9%

(1)     Operating measures exclude the consolidation of certain investment entities, net realized gains or losses, and integration and restructuring charges, as well as the market impact on variable annuity guaranteed living benefits that the company added to the definition in the first quarter of 2011.  Reconciliation tables of GAAP to Operating results are included in this release.

MINNEAPOLIS — April 25, 2011 — Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2011 net income of $241 million, or $0.94 per diluted share, compared to $214 million, or $0.81 per diluted share, a year ago.  During the first quarter of 2011, the company recognized a $77 million, or $0.30 per share, after-tax charge related to previously disclosed legal expenses at Securities America, Inc. (SAI), an independent broker-dealer subsidiary of Ameriprise Financial.  Excluding the legal expenses, first quarter 2011 operating earnings were $347 million, or $1.35 per diluted share, up 54 percent from $226 million, or $0.85 per diluted share, a year ago, driven by strength in Asset Management and Advice & Wealth Management.

Operating net revenues were $2.6 billion in the first quarter of 2011, up 22 percent from $2.1 billion a year ago, due to growth in asset-based fees resulting from the Columbia Management acquisition, market appreciation and retail client net inflows.

Return on shareholders’ equity excluding AOCI was 11.3 percent for the 12 months ended March 31, 2011.  Excluding previously mentioned legal expenses, operating return on equity excluding AOCI was 13.6 percent for the same time period.

As of March 31, 2011, the company’s excess capital position remained more than $1.5 billion after deployment of $395 million during the quarter to repurchase 6.5 million shares of its common stock.  The company has approximately $531 million remaining on its May 2010 share repurchase authorization.  In addition, the Ameriprise Financial Board of Directors increased the company’s regular quarterly dividend 28 percent to $0.23 per share for shareholders of record as of May 6, 2011.

“We had a strong start to the year, with solid growth across our business,” said Jim Cracchiolo, chairman and chief executive officer.  “Advisor productivity is at record levels, and retail client assets, inflows and activity all improved.  This week marks the one-year anniversary of the Columbia Management acquisition; the integration remains on track and the business is performing well and gaining traction.”

“We continue to benefit from our strong capital position.  During the quarter we repurchased 6.5 million shares of our stock for $395 million, and we increased our quarterly dividend by 5 cents per share.”

On April 15, 2011, SAI and its holding company, Securities America Financial Corporation, (“Securities America” or “SA”) entered into settlement agreements related to the sale of private placement securities issued by Medical Capital and Provident Royalties that resulted in a $118 million pre-tax charge in the first quarter of 2011.  The charge is in addition to a $40 million pre-tax charge in the fourth quarter of 2010.  SAI was one of many companies that sold the securities.  Management determined that a reasonable solution to this situation was in the best interest of all constituents.  SA’s participation in the settlements does not indicate any wrongdoing.  Medical Capital and Provident Royalties are charged by the SEC for the frauds that led to SAI client losses.

In addition, management has decided to identify an appropriate buyer for SA.  A sale would allow SA to focus on growth opportunities in the independent channel and would allow Ameriprise to devote its resources to the Ameriprise branded-advisor business.  The sale process will not affect management’s commitment to completion of the settlement on its current terms.

Starting in the first quarter of 2011, the company began reporting SA results as part of its Corporate & Other segment.  The company has revised the Advice & Wealth Management financial results and relevant business metrics to reflect the change.  Management believes it will meet all required criteria to present SA as discontinued operations beginning in the second quarter of 2011 and for prior periods.

Ameriprise Financial, Inc.
First  Quarter Summary

				Per Diluted Share
(in millions, except per share amounts, unaudited)	2011	2010	% Change	2011	2010	% Change

Net income attributable to Ameriprise Financial	$241	$214	13%	$0.94	$0.81	16%
Add: Market impact on variable annuity guaranteed living benefits, after-tax(1)	11	11	—	0.04	0.04	—
Add: Integration charges, after-tax(1)	19	4	NM	0.07	0.01	NM
Less: Net realized gains, after-tax(1)	1	3	(67)	—	0.01	NM
Operating earnings	270	226	19	1.05	0.85	24
Securities America legal expenses, after-tax(1)	77	—	NM	0.30	—	NM
Operating earnings, excluding Securities America legal expenses	$347	$226	54%	$1.35	$0.85	59%

Weighted average common shares outstanding:
Basic	251.6	260.8
Diluted	257.7	265.0

NM Not Meaningful — variance of 100% or greater

(1)  After-tax is calculated using the statutory tax rate of 35%.

The company believes the presentation of Operating earnings best represents the economics of the business. Operating earnings exclude the consolidation of certain investment entities, net realized gains or losses, and integration and restructuring charges, as well as the market impact on variable annuity guaranteed living benefits that the company added to the definition in the first quarter of 2011.  This press release and the First Quarter 2011 Statistical Supplement on ir.ameriprise.com reflect the enhanced definition.

Ameriprise Financial, Inc.
First Quarter Items

			Per Diluted Share
(in millions, except per share amounts, unaudited)	2011	2010	2011	2010

Securities America legal expenses, after-tax (1)	$(77)	$—	$(0.30)	$—
Threadneedle FSA regulatory levy, after-tax (1)	(3)	—	(0.01)	—
Threadneedle compensation program, after-tax (1)	(3)	(18)	(0.01)	(0.07)
Total	$(83)	$(18)	$(0.32)	$(0.07)

(1)  After-tax is calculated using the statutory tax rate of 35%.

First quarter 2011 operating earnings included the following after-tax impacts:

•                  A $77 million, or $0.30 per diluted share, expense from resolving a legal matter at SA.

•                  A $3 million, or $0.01 per diluted share, net impact at Threadneedle from an industry-wide Financial Services Authority regulatory levy.

•                  A $3 million, or $0.01 per diluted share, expense related to recognizing an increase in Threadneedle’s estimated market valuation for purposes of its incentive compensation program.

The first quarter of 2011 also included two fewer business days for the earning of management and distribution fees than the sequential quarter that impacted results by approximately $10 million, or $0.04 per share, and the issuance of 3.1 million shares of Ameriprise common stock as part of the company’s annual review and award practices under employee and advisor compensation programs.

Taxes

The reported effective tax rate on net income attributable to Ameriprise Financial, which includes the previously discussed legal settlement, was 16.7 percent for the first quarter of 2011.  Excluding the impact of the legal settlement, the operating effective tax rate on net income attributable to Ameriprise was 23.2 percent for the first quarter of 2011, and the company expects its full-year 2011 operating effective tax rate to be 26 to 28 percent.

First Quarter 2011 Business Highlights

•                  Total assets under management and administration were $693 billion at March 31, 2011, up 50 percent from a year ago as a result of the acquisition of Columbia Management, market appreciation and retail client net inflows.

•                  Total branded retail client assets in Advice & Wealth Management increased 13 percent year-over-year to $315 billion, reflecting market appreciation and strong retail client net inflows.

•                  Ameriprise advisor productivity, measured as operating net revenue per advisor, was $95,000 in the quarter, a 23 percent increase compared to a year ago.  Growth was primarily driven by improved client activity and increased assets under management from market appreciation and retail client net inflows.  The branded advisor force remained stable: the number of advisors declined 3 percent from a year ago and was essentially flat on a sequential basis, reflecting the departure of lower-producing advisors, offset by experienced advisor recruiting and strong advisor retention.

•                  Total branded client wrap assets grew 20 percent from a year ago to $103 billion, including $2.8 billion in net inflows in the quarter.

•                  Asset Management AUM increased 89 percent to $465 billion driven by the acquisition of Columbia Management and year-over-year equity market appreciation, partially offset by net outflows.  Columbia Management net outflows improved significantly to $2.0 billion in the quarter driven by retail fund sales growth and lower institutional net outflows.  At Threadneedle, $3.0 billion in net outflows in the quarter were driven by institutional outflows, mainly in lower-margin Zurich portfolios, and higher redemptions from European retail investors reflecting market volatility.

•                  Equity and fixed income investment performance at Columbia Management and Threadneedle continues to be strong.

•                  Columbia Management further enhanced its retail product line-up, completing the initial phase of fund mergers.  The company expects to complete the vast majority of remaining fund mergers in the second quarter of 2011.  In addition, in April 2011, Columbia Management launched The Columbia Absolute Return Multi-Strategy Fund and the Columbia Absolute Return Enhanced Multi-Strategy Fund and announced an agreement to acquire Grail Advisors LLC, a registered investment adviser that offers actively managed exchange traded funds.

•                  Variable annuity ending balances increased 14 percent to $65 billion from market appreciation and net inflows of $104 million in the quarter.  First quarter 2011 variable annuity net inflows included strong sales in the Ameriprise channel.  The company discontinued sales of variable annuities through non-Ameriprise channels in the fourth quarter of 2010 to further strengthen the risk return characteristics of the business, and the resulting outflows were in line with expectations.

•                  Variable universal life / universal life policyholder account balances increased 8 percent to $9.7 billion.

•                  Ameriprise Bank, FSB introduced the Home Ownership Accelerator in the advisor channel during the quarter.  The innovative loan program is designed to reduce interest costs and pay down mortgages faster than traditional mortgages.

Liquidity and Balance Sheet as of March 31, 2011

Conservative capital management

•                  The company continued to maintain more than $1.5 billion in excess capital.

•                  During the quarter, the company repurchased 6.5 million shares of its common stock for $395 million.  The company has $531 million remaining from its $1.5 billion authorization announced in May 2010.

•                  The Ameriprise Financial Board of Directors raised the regular quarterly dividend 28 percent to $0.23 per share payable on May 20, 2011 to shareholders of record as of May 6, 2011.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was above 585 percent.

•                  The debt-to-total capital ratio attributable to Ameriprise Financial was 17.9 percent.  The debt-to-total capital ratio was 18.3 percent excluding non-recourse debt and the impact of consolidated investment entities.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk.  The company’s variable annuity hedging program continued to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $2.5 billion, with $0.9 billion at the holding company level and $1.5 billion in free cash.

High-quality investment portfolio

•                  The total investment portfolio, including cash and cash equivalents, was $39.9 billion at March 31, 2011 and remained well positioned for continued stress in the credit and commercial mortgage markets.  The company’s asset liability management programs remained well positioned for a potential increase in interest rates.

•                  The company’s available for sale portfolio ended the quarter with $1.4 billion in net unrealized gains.

•                  Detailed information about the company’s investment portfolio is available at ir.ameriprise.com.

First Quarter 2011 Segment Results

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Results

	Quarter Ended March 31, 2011			Quarter Ended March 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Advice & Wealth Management
Net revenues	$914	$1	$913	$765	$(1)	$766	19%
Expenses	814	—	814	717	2	715	14
Pretax income	$100	$1	$99	$48	$(3)	$51	94

(1)  Includes net realized gains/losses and integration/restructuring charges.

(Note:  Advice & Wealth Management results and metrics have been revised to reflect SA moving to the Corporate & Other segment.)

Advice & Wealth Management reported pretax income of $100 million for the first quarter of 2011.  Segment operating earnings were $99 million compared to $51 million a year ago.

First quarter 2011 pretax operating margin was 10.8 percent compared to 6.7 percent a year ago.  First quarter 2011 segment results reflected the ongoing impact of the low short-term interest rate environment as well as two fewer business days compared to the sequential quarter, which reduced operating earnings by approximately $6 million.

Operating net revenues increased 19 percent, or $147 million, to $913 million.  Revenue growth was primarily due to higher management and distribution fees from increased client activity and higher assets under management.

Operating expenses increased 14 percent, or $99 million, to $814 million, primarily due to higher advisor compensation from business growth, partially offset by re-engineering benefits.

Retail client assets grew 13 percent to $315 billion, including strong net inflows in wrap accounts and market appreciation, as well as growth from client acquisition and experienced advisor recruiting.

The company continued to increase the productivity of its branded advisors.  Net revenue per advisor was $95,000 in the quarter, a 23 percent increase compared to a year ago, primarily driven by increased client activity and higher assets under management from market appreciation and retail client net inflows.  The number of branded advisors declined 3 percent from a year ago and was essentially flat on a sequential basis, reflecting the departure of lower-producing advisors, offset by experienced advisor recruiting and strong advisor retention.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended March 31, 2011			Quarter Ended March 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Asset Management
Net revenues	$737	$—	$737	$370	$1	$369	100%
Expenses	630	29	601	352	5	347	73%
Pretax income	$107	$(29)	$136	$18	$(4)	$22	NM

Items:
Threadneedle FSA regulatory levy			$(5)			$—
Threadneedle compensation program			$(5)			$(27)

NM  Not Meaningful — variance of 100% or greater

(1)   Includes net realized gains and integration/restructuring charges.

Asset Management reported pretax income of $107 million for the first quarter of 2011.  Segment operating earnings were $136 million compared to $22 million a year ago. On a sequential basis, first quarter 2011 segment results included two fewer business days than the fourth quarter of 2010, which reduced earnings by approximately $10 million.  The first quarter of 2011 also included the following Threadneedle related expenses: a $5 million pretax net impact from an industry-wide FSA regulatory levy and a $5 million pretax expense related to recognizing an increase in Threadneedle’s estimated market valuation for purposes of its incentive compensation program.

First quarter 2011 adjusted net pretax operating margin, which excludes pass-through distribution expenses, was 33.6 percent for the quarter compared to 11.3 percent a year ago.

Operating net revenues essentially doubled, increasing by $368 million, to $737 million, driven by an increase in management fees due to growth in assets from the Columbia acquisition, market appreciation and a continued shift to higher revenue-yielding asset classes.

Operating expenses increased 73 percent, or $254 million, to $601 million, primarily reflecting increased ongoing general and administrative and distribution expenses from the acquisition as well as investments at Columbia Management and Threadneedle. Since closing the Columbia Management acquisition in 2010, the company has realized approximately $106 million of total gross expense synergies.  The company incurred $29 million of integration-related expenses during the first quarter of 2011.

Segment AUM increased 89 percent from a year ago to $465 billion, driven by the Columbia Management acquisition and market appreciation.

Columbia Management AUM was $363 billion at March 31, 2011 compared to $153 billion a year ago, primarily due to the acquisition and market appreciation, partially offset by net outflows.  Investment performance continues to be strong.  First quarter 2011 retail net outflows were $538 million, reflecting strong equity sales and continued outflows in tax-exempt portfolios.  Institutional net outflows improved to $1.0 billion in the quarter from $4.0 billion in the sequential quarter.

Threadneedle AUM was $107 billion at March 31, 2011, up 10 percent from a year ago primarily due to market appreciation, partially offset by net outflows.  Investment performance continues to be strong.  During the quarter, retail net outflows of $585 million were driven by higher redemptions from European investors reflecting market volatility.  Retail sales remained stable.  Institutional net outflows were $2.4 billion in the quarter, with the majority in lower-margin Zurich portfolios.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended March 31, 2011			Quarter Ended March 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Annuities
Net revenues	$640	$(3)	$643	$602	$3	$599	7%
Expenses	486	17	469	482	17	465	1
Pretax income	$154	$(20)	$174	$120	$(14)	$134	30

Items:
DAC and DSIC benefits [mean reversion]			$16			$7

(1)   Includes net realized gains/losses and market impact on variable annuity guaranteed living benefits net of DAC and DSIC.

Annuities reported pretax income of $154 million for the first quarter of 2011.  Segment operating earnings were $174 million for the first quarter of 2011, up $40 million from a year ago, primarily due to higher fee revenue from growth in variable annuity separate account balances.

Operating net revenues increased 7 percent, or $44 million, to $643 million, reflecting increased management fees from higher separate account balances and higher fees from variable annuity guarantees, partially offset by a decline in operating net investment income.

Operating expenses increased 1 percent, or $4 million, to $469 million in the quarter.  Higher distribution expenses from increased variable annuity sales were more than offset by lower interest credited to client accounts.  In addition, the first quarter of 2011 included a $16 million decrease in DAC and DSIC amortization expenses driven by the market impact on separate account balances (mean reversion) compared to a $7 million decrease a year ago.

Variable annuity net inflows in the quarter increased 6 percent to $104 million driven by strong sales in the Ameriprise channel.  The company discontinued new sales of variable annuities through non-Ameriprise channels in the fourth quarter of 2010 to further strengthen the risk-return characteristics of the business, and the resulting outflows were in line with expectations.  Fixed annuities continued to be in net outflows due to low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended March 31, 2011			Quarter Ended March 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Protection
Net revenues	$519	$1	$518	$507	$1	$506	2%
Expenses	412	—	412	388	—	388	6
Pretax income	$107	$1	$106	$119	$1	$118	(10)

Items:
DAC and DSIC benefits [mean reversion]			$2			$1

(1)  Includes net realized gains.

Protection reported pretax income of $107 million for the first quarter of 2011.  Segment operating earnings were $106 million, down $12 million from a year ago driven by increased benefits expenses.

Operating net revenues increased 2 percent, or $12 million, to $518 million, primarily due to Auto & Home premium growth and higher operating investment income driven by growth in assets.

Operating expenses increased 6 percent, or $24 million, to $412 million, reflecting $5 million in higher ongoing reserve levels for universal life products with secondary guarantees.  In addition, first quarter 2011 expenses included $8 million in higher auto liability reserves.  However, during the first quarter of 2011, the company experienced improvement in reported Auto & Home losses and loss frequency compared to the fourth quarter of 2010 and will continue to monitor these potential signs of improvement.

Life insurance in force remained flat to a year ago at $192 billion.  Auto & Home continued to grow its policy counts, up 9 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended March 31, 2011			Quarter Ended March 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Corporate & Other, including Securities America
Net revenues	$165	$49	$116	$271	$137	$134	(13)%
Expenses	362	65	297	215	54	161	84%
Pretax income (loss)	$(197)	$(16)	$(181)	$56	$83	$(27)	NM
Securities America
Net revenues	$122	$—	$122	$114	$—	$114	7%
Expenses	237	—	237	111	—	111	NM
Pretax income (loss)	$(115)	$—	$(115)	$3	$—	$3	NM

NM   Not Meaningful — variance of 100% or greater

(1)  Includes revenues and expenses of the consolidated investment entities and net realized gains.

(Note:  The Corporate & Other segment includes SA results.)

Corporate & Other reported a pretax loss of $197 million for the first quarter of 2011.  The segment operating loss was $181 million in the quarter, compared to a loss of $27 million a year ago, an increase of $154 million primarily attributable to SA legal expenses.  The first quarter of 2010 included a $20 million benefit related to the Reserve Funds matter.

Contacts

Investor Relations:	Media Relations:

Chad Sanner	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.4676	612.671.0625
chad.j.sanner@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.  For more information visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products.  RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York.  Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs.  Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  the statements in this news release regarding management’s intent to reach a final resolution in the Securities America legal settlement, to identify an appropriate buyer for SA and to allow the company to devote its resources to the Ameriprise branded-advisor business;

•                  the statement of belief in this news release that the company will meet all criteria to present SA as discontinued operations beginning in the second quarter of 2011 and for prior periods;

•                  the statement of belief in this news release that the company expects its full-year 2011 operating effective tax rate on net income to be in the 26 to 28 percent range;

•                  the statement of belief in this news release that the company expects to complete the vast majority of remaining Columbia Management fund mergers in the second quarter of 2011;

•                  the statement of belief in this news release that the company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk;

•                  the statements of belief in this news release that the company’s investment portfolio is well positioned for continued stress in the credit and commercial mortgage markets and that the investment portfolio is positioned for a potential increase in interest rates;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, acquisition integration,  general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in capital and credit market conditions including the availability and cost of capital;

•                  changes in relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive.  There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  Management undertakes no obligation to update publicly or revise any forward-looking statements.  The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results.  The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  For information about Ameriprise Financial entities, please refer to the First Quarter 2011 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended March 31, 2011			Quarter Ended March 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Revenues
Management and financial advice fees	$1,184	$(10)	$1,194	$774	$(9)	$783	52%
Distribution fees	467	—	467	391	—	391	19
Net investment income	515	28	487	590	84	506	(4)
Premiums	292	—	292	282	—	282	4
Other revenues	209	20	189	255	57	198	(5)
Total revenues	2,667	38	2,629	2,292	132	2,160	22
Banking and deposit interest expense	13	—	13	21	—	21	(38)
Total net revenues	2,654	38	2,616	2,271	132	2,139	22

Expenses
Distribution expenses	716	—	716	525	—	525	36
Interest credited to fixed accounts	207	—	207	228	—	228	(9)
Benefits, claims, losses and settlement expenses	384	27	357	354	23	331	8
Amortization of deferred acquisition costs	116	(10)	126	118	(6)	124	2
Interest and debt expense	75	50	25	64	40	24	4
General and administrative expense	885	34	851	621	12	609	40
Total expenses	2,383	101	2,282	1,910	69	1,841	24
Pretax income	271	(63)	334	361	63	298	12
Income tax provision	48	(16)	64	65	(7)	72	(11)
Net income	223	(47)	270	296	70	226	19
Less: Net income (loss) attributable to noncontrolling interests	(18)	(18)	—	82	82	—	—
Net income attributable to Ameriprise Financial	$241	$(29)	$270	$214	$(12)	$226	19%

(1)        Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense, revenues and expenses of the consolidated investment entities, net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC and integration/restructuring charges. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2011
(in millions, unaudited)	GAAP	Operating	Operating Excluding SA Legal Expenses

Pretax income	$271	$334	$452
Less: Pretax loss attributable to noncontrolling interests	(18)	—	—
Pretax income excluding consolidated investment entities (CIEs)	$289	$334	$452

Income tax provision	$48	$64	$105

Effective tax rate	17.8%	19.2%	23.2%
Effective tax rate excluding noncontrolling interests	16.7%	19.2%	23.2%

Ameriprise Financial, Inc.

Reconciliation Table: Ameriprise Financial Debt to Ameriprise Financial Capital Ratio

March 31, 2011

(in millions, unaudited)	As Reported	Adjustments(1)	As Reported Excluding Adjustments(1)
Ameriprise Financial Debt	$2,298	$40	$2,258
Ameriprise Financial Capital	$12,849	$541	$12,308

Ameriprise Financial Debt to Ameriprise Financial Capital	17.9%		18.3%

(1)  Includes fair value hedges, unamortized discounts and equity impacts attributable to consolidated investment entities.

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	March 31, 2011	March 31, 2010
Total net revenues	$737	$370
Less: Realized gains	—	1
Operating total net revenues	737	369
Less: Distribution pass thru revenues	207	97
Less: Subadvisory and other pass thru revenues	98	41
Adjusted operating revenues	$432	$231

Pretax income	$107	$18
Less: Realized gains	—	1
Add: Integration/restructuring charges	29	5
Pretax operating earnings	136	22
Less: Operating net investment income	1	3
Add: Amortization of intangibles	10	7
Adjusted operating earnings	$145	$26

Adjusted net pretax operating margin	33.6%	11.3%

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the Twelve Months Ended March 31, 2011

(in millions, unaudited)	Return	Equity excluding AOCI	Return on Equity excluding AOCI
As reported	$1,124	$9,970	11.3%
Less: Adjustments (1)	(84)	561
Operating (2)	1,208	9,409	12.8%
Less: Securities America legal expenses (3)	(77)	(15)
Operating excluding Securities America legal expenses (4)	$1,285	$9,424	13.6%

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the Twelve Months Ended March 31, 2010

(in millions, unaudited)	Return	Equity excluding AOCI	Return on Equity excluding AOCI
As reported	$806	$8,702	9.3%
Less: Adjustments (1)	(128)	101
Operating (2)	$934	$8,601	10.9%

(1)  Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC, and integration/restructuring charges less the equity impacts attributable to the consolidated investment entities.

(2)  Operating return on equity excluding accumulated other comprehensive income (loss) and consolidated investment entities is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC, and integration/restructuring charges in the numerator, and Ameriprise Financial shareholders’ equity excluding accumulated other comprehensive income (loss) and the impact of consolidating investment entities using a five point average of quarter-end equity in the denominator.

(3)  Adjustments reflect the after-tax SA legal expenses and the impact to Ameriprise Financial shareholders’ equity excluding the after-tax SA legal expenses using a five point average of quarter-end equity.

(4)  Operating return on equity excluding accumulated other comprehensive income (loss), consolidated investment entities and Securities America legal expenses is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses, market impact on variable annuity guaranteed living benefits net of DAC and DSIC, integration/restructuring charges and SA legal expenses in the numerator, and Ameriprise Financial shareholders’ equity excluding accumulated other comprehensive income (loss) and the impact of consolidating investment entities and the after-tax Securities America legal expenses using a five point average of quarter-end equity in the denominator.